UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2022

TUESDAY MORNING CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40432	75-2398532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 387-3562

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TUEM	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

New ABL Facility and FILO Facilities

On May 9, 2022 (the “Refinancing Closing Date”), Tuesday Morning Corporation (the “Company”), Tuesday Morning, Inc. (the “Borrower”) and each other subsidiary of the Company entered into a Credit Agreement (the “New ABL Credit Agreement”) with the lenders named therein, Wells Fargo Bank, National Association, as administrative agent, and 1903P Loan Agent, LLC, as FILO B documentation agent. The New ABL Credit Agreement provides for (i) a revolving credit facility in an aggregate amount of $110.0 million (the “New ABL Facility”), which includes a $10.0 million sublimit for swingline loans and a $25.0 million sublimit for letters of credit, (ii) a first-in last-out term loan facility in an aggregate amount of $5.0 million (the “FILO A Facility”) and (iii) an additional first-in last-out term loan facility in an aggregate amount of $5.0 million (the “FILO B Facility” and, collectively with the New ABL Facility and the FILO A Facility, the “New Facilities”). In addition, the Borrower has the right, on and following November 9, 2022, to request (x) an additional incremental loan under the FILO B Facility in an aggregate amount not to exceed $5.0 million, which, subject to the satisfaction of certain conditions, the FILO B lenders have committed to provide, and (y) additional incremental commitments from the FILO B lenders to make additional loans in an aggregate amount not to exceed $5.0 million, subject to the satisfaction of certain conditions.

The New ABL Credit Agreement includes conditions to borrowings, representations and warranties, affirmative and negative covenants, and events of default customary for financings of this type and size. Pursuant to the New ABL Credit Agreement, the Borrower and its subsidiaries must maintain borrowing availability under the New ABL Facility at least equal to the greater of (i) $7.5 million and (ii) 7.5% of the Modified Revolving Loan Cap (as defined in the New ABL Credit Agreement).

Amounts available for advances under the New Facilities are subject to borrowing bases as described in the New ABL Credit Agreement. Borrowings under the New ABL Facility will bear interest at a rate equal to, at the option of the Borrower, (i) the Adjusted Term SOFR (as defined below) plus a margin ranging from 1.25% to 1.75%, or (ii) the Base Rate (as defined below) plus a margin ranging from 0.25% to 0.75%, in each case with such margins depending on the Borrower’s average quarterly borrowing availability under the New ABL Facility. Borrowings under the FILO A Facility will bear interest at a rate equal to, at the option of the Borrower, (i) the Adjusted Term SOFR plus 3.00%, or (ii) the Base Rate plus 2.00%. Borrowings under the FILO B Facility will bear interest at a rate equal to, at the option of the Borrower, (i) the Adjusted Term SOFR plus a margin ranging from 8.50% to 9.00%, or (ii) the Base Rate plus a margin ranging from 7.50% to 8.00%, in each case with such margins depending on seasonal periods. The “Adjusted Term SOFR” is the term SOFR plus a term SOFR adjustment of 0.10% for loans under the New ABL Facility or a term SOFR adjustment of 0.00% for loans under the FILO A Facility and the FILO B Facility. The “Base Rate” is the greatest of (i) the federal funds effective rate plus 0.50%, (ii) the term SOFR plus 1.00%, and (iii) the prime rate of Wells Fargo Bank, National Association. Each of the Adjusted Term SOFR and the Base Rate is subject to a 0.00% floor with respect to the New ABL Facility and a 1.00% floor for each of the FILO A Facility and the FILO B Facility.

The New Facilities are secured by a first priority lien on all present and after-acquired tangible and intangible assets of the Company and its subsidiaries other than certain collateral that secures the Term Loan (as defined below). Each of the New Facilities will terminate, and outstanding borrowings thereunder will mature, on the earlier of (i) May 9, 2027 and (ii) the date that is 91 days prior to maturity of the Term Loan.

On the Refinancing Closing Date, the Borrower borrowed approximately $75.2 million under the New ABL Facility, $5.0 million under the FILO A Facility and $5.0 million under the FILO B Facility (collectively, the “Closing Date Loans”). A portion of the aggregate proceeds from the Closing Date Loans was used to (i) repay all outstanding indebtedness (the “Existing ABL Loans”) under that certain Credit Agreement, dated as of December 31, 2020, among the Company, the Borrower, each of the subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing ABL Credit Agreement”), along with accrued interest, expenses and fees, (ii) purchase of a portion of the principal amount of the outstanding indebtedness (the “Term Loan”) under that certain Credit Agreement, dated as of December 31, 2020, by and among the Company, the Borrower, each of the subsidiary guarantors party thereto, the lenders party thereto (including Tensile Capital Partners Master Fund LP and affiliates of Osmium Partners, LLC) (collectively, the “Term Loan Lenders”), and Alter Domus (US) LLC, as administrative agent (the “Term Loan Credit Agreement”) for the aggregate purchase price of $5.0 million (the “Loan Repurchase”), and (iii) pay transaction costs related to the transactions described in the foregoing clauses (i) and (ii) and the execution and delivery of the New ABL Credit Agreement and related loan documents. The remainder of the proceeds from the Closing Date Loans, as well as the proceeds from future borrowings, will be used for working capital needs and other general corporate purposes.

The foregoing summary of the New ABL Credit Agreement is qualified in its entirety by reference to the full text of the New ABL Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Amendment to Term Loan Credit Agreement

On the Refinancing Closing Date, the Company, the Borrower, certain subsidiaries of the Company, certain of the Term Loan Lenders (the “Consenting Lenders”), and Alter Domus (US) LLC, as administrative agent, entered into an amendment to the Term Loan Credit Agreement (the “Term Loan Credit Agreement Amendment”), pursuant to which, among other things, (i) each Consenting Lender agreed to the Loan Repurchase, (ii) concurrently with the consummation of the Loan Repurchase, each Consenting Lender agreed to waive and forgive an amount of the accrued and unpaid interest owed to such Consenting Lender , (iii) it was agreed that immediately, automatically and permanently upon the consummation of the Loan Repurchase, the Term Loans assigned pursuant to the Loan Repurchase would be deemed cancelled and of no further force and effect and (iv) the Term Loan Credit Agreement was amended to, among other things, (x) provide that the Borrower and its subsidiaries shall not permit the borrowing availability under the New ABL Facility to be less than the greater of (A) $7.5 million and (B) 7.5% of the Modified Revolving Loan Cap, (y) permit the Borrower to borrow on the $5.0 million committed FILO B accordion, subject to certain conditions, on and following November 9, 2022, and (z) provide that, commencing with the 12-month period (each, a “Test Period”) ending September 30, 2023, and for each subsequent Test Period ending on the last day of each fiscal month of the Company and TMI Holdings, Inc. (“Intermediate Holdings” and, together with the Company, “Holdings”) thereafter, Holdings shall not permit the Total Secured Net Leverage Ratio (as defined below) as of the last day for any such Test Period to be greater than (A) for any Test Period ending on or prior to the last day of Holdings’ December 2023 fiscal month, 8.00:1.00, or (B) for any Test Period ending on or after the last day of Holdings’ January 2024 fiscal month, 6.00:1.00. For purposes of the Term Loan Credit Agreement, “Total Secured Net Leverage Ratio” means, for any Test Period, Holdings and its subsidiaries’ Consolidated Secured Indebtedness (as defined in the Term Loan Credit Agreement) as of the last day of such Test Period divided by EBITDA (as defined in the Term Loan Credit Agreement) for such Test Period.

The foregoing summary of the Term Loan Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 1.02         Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. In connection with the repayment of the Existing ABL Loans, the Existing ABL Credit Agreement was terminated, all other related loan documents were terminated, and all liens and encumbrances granted by the Company and its subsidiaries in favor of the lenders party to the Existing ABL Credit Agreement were terminated and released. The Borrower paid approximately $64.1 million to repay all amounts due with respect to termination of the Existing ABL Credit Agreement.

Item 2.02         Results of Operations and Financial Condition.

On May 12, 2022, the Company issued a press release announcing its financial results for the third fiscal quarter ended April 2, 2022.

The information furnished in this Item 2.02—“Results of Operations and Financial Condition” of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Credit Agreement, dated as of May 9, 2022, by and among Tuesday Morning Corporation, Tuesday Morning, Inc., each subsidiary guarantor from time to time party thereto, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and 1903P Loan Agent, LLC, as FILO B documentation agent.
10.2*	Second Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement, dated as of May 9, 2022, by and among Tuesday Morning Corporation, Tuesday Morning, Inc., TMI Holdings, Inc., Alter Domus (US), LLC, as administrative agent, and the lenders named therein.
99.1	Press Release of Tuesday Morning Corporation dated May 12, 2022
EX-104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TUESDAY MORNING CORPORATION
(Registrant)

DATE: May 12, 2022	By:	/s/ Jennifer N. Robinson
Jennifer N. Robinson Executive Vice President and Chief Financial Officer (Principal Financial Officer)